Exhibit 99.1

The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
NYSE: TRV	www.travelers.com

Travelers Reports Second Quarter Net and Operating Loss of $364 Million ($0.88 per Diluted Share) and
$377 Million ($0.91 per Diluted Share) Due to Extraordinary Tornado Activity in April and May

•             Catastrophe losses in the quarter of $1.09 billion after tax ($1.67 billion pre tax), or $2.56 per diluted share. The company previously disclosed a range of $1.00 billion to $1.05 billion after tax for estimated catastrophe losses in the months of April and May.

•             Net written premiums up 2% reflecting pricing gains across all three business segments. Company achieved pricing gains in all Business Insurance product lines, led by gains in workers’ compensation.

•             Book value per share up 2% from year-end 2010, and adjusted book value per share (excludes after-tax net unrealized investment gains) up slightly from year-end 2010. Capital remains generally unchanged from the end of first quarter 2011.

New York, July 21, 2011 — The Travelers Companies, Inc. today reported results for the second quarter 2011.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2011	2010	Change		2011	2010	Change

Net written premiums	$5,817	$5,688	2%		$11,254	$10,939	3%
Earned premiums	$5,503	$5,340	3		$10,874	$10,570	3
Net investment income	758	762	(1)		1,537	1,515	1
Net realized investment gains (losses)	19	(31)	NM		39	(6)	NM
Fee income & other	108	108	—		216	219	(1)
Total revenues	$6,388	$6,179	3		$12,666	$12,298	3

Operating income (loss)	$(377)	$690	NM		$449	$1,321	(66)
per diluted share	$(0.91)	$1.39	NM		$1.04	$2.61	(60)
Net income (loss)	$(364)	$670	NM		$475	$1,317	(64)
per diluted share	$(0.88)	$1.35	NM		$1.10	$2.60	(58)

Diluted weighted average shares outstanding	418.6	490.8	(15)		429.1	502.6	(15)

GAAP combined ratio	125.0%	95.2%	29.8	pts	110.1%	95.8%	14.3	pts

Operating return on equity	(6.6)%	11.4%	(18.0	)pts	3.9%	10.7%	(6.8	)pts
Return on equity	(5.8)%	10.1%	(15.9	)pts	3.8%	9.9%	(6.1	)pts

					As of June 30,
					2011	2010	Change
Book value per share					$59.62	$55.67	7%
Adjusted book value per share					$54.28	$50.62	7

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

NM = Not Meaningful.

“Our second quarter loss was due to the extraordinary tornadoes and hail storms that caused devastation across significant portions of the United States,” commented Jay Fishman, Chairman and Chief Executive Officer. “To put this in perspective, these losses for us were larger than those we incurred from Hurricane Katrina in 2005 and the equivalent of losses we would expect from a 1-in-100 year hurricane. The human impact of these storms was extraordinary, including significant loss of life. Our thoughts are very much with those who have been affected personally. We were pleased that, notwithstanding the highly unusual frequency and severity of these events, the company’s capital remained generally unchanged, reflecting our underlying earnings strength and thoughtful capital management strategy.  We also appreciate the responsibility these events have placed on our entire claim organization and are proud of the speed and dedication with which they are responding.

“Pricing continued to improve across our diversified commercial insurance businesses. In particular, we were very pleased with the pricing gains we achieved in Business Insurance. All product lines within Business Insurance showed improved positive renewal rate change, most significantly in workers’ compensation. We were also encouraged that audit premiums, which turned positive in the first quarter, continued to increase.  In Personal Insurance the production and pricing trends remained generally consistent with first quarter trends.

“As has been our plan over the past year, we continue to seek rate gains on a measured basis, particularly where specific accounts require increased rate. We have been successful in this regard overall and our strategy remains unchanged,” concluded Mr. Fishman.

Second Quarter 2011 Consolidated Results

	Three Months Ended June 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(1,411)		$220		$(924)	$119
Underwriting gain (loss) includes:
Net favorable prior year reserve development	168		384		111	251
Catastrophes, net of reinsurance	(1,668)		(439)		(1,085)	(285)

Net investment income	758		762		606	617

Other, including interest expense	(93)		(70)		(59)	(46)

Operating income (loss)	(746)		912		(377)	690
Net realized investment gains (losses)	19		(31)		13	(20)
Income (loss) before income taxes	$(727)		$881
Net income (loss)					$(364)	$670

GAAP combined ratio	125.0%		95.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	124.1%		94.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.1	)pts	(7.2	)pts
Catastrophes, net of reinsurance	30.3	pts	8.2	pts

After-tax operating results in the current quarter decreased $1.067 billion from the prior year quarter primarily due to a $1.043 billion after-tax decrease in underwriting results essentially attributable to the significantly higher catastrophe losses.

The underwriting results in the current quarter reflected a GAAP combined ratio of 125.0 percent, as compared to 95.2 percent in the prior year quarter. This increase of 29.8 points in the combined ratio was primarily driven by a $1.229 billion pre-tax increase in catastrophe losses (increase of 22.1 points) as well as, a $216 million pre-tax decrease in net favorable prior year reserve development (increase of 4.1 points) attributable to Business Insurance. Catastrophe losses in the current quarter resulted from an unusually high number of severe tornadoes and hail storms, primarily in the Midwest and Southeast regions of the United States. Net favorable prior year reserve development in the current quarter occurred in all three segments but particularly in Financial, Professional and International Insurance as a result of better than expected loss experience in both Bond & Financial Products and International.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 97.8 percent, as compared to 94.2 percent in the prior year quarter.  This increase of 3.6 points was primarily due to the re-estimation of certain Business Insurance and Personal

Insurance first quarter losses, reduced underwriting margins that reflected increases in underlying losses (excludes catastrophes and prior year development) that modestly outpaced earned rate increases in Business Insurance, and reduced underwriting margins in Personal Insurance resulting from increased non-catastrophe weather-related and fire-related losses.

Total revenues of $6.388 billion in the current quarter increased $209 million, or 3 percent, from the prior year quarter primarily due to a $163 million increase in earned premiums. After-tax net investment income in the current quarter decreased 2 percent from the prior year quarter due to lower reinvestment rates in the fixed income portfolio and lower average invested assets reflecting the impact of the company’s common share repurchases. The non-fixed income portfolio continued to generate strong results.

Net written premiums of $5.817 billion in the current quarter increased 2 percent from the prior year quarter, reflecting positive gains in pricing across all three business segments and renewing Business Insurance customers purchasing more insurance. Retention rates remained high while new business volumes decreased modestly from the prior year quarter in both Business Insurance and Personal Insurance. Retention rates and new business volumes remained generally consistent in Financial, Professional & International Insurance. Net written premiums in Business Insurance also benefited from positive audit premiums, compared to negative audit premiums in the prior year quarter.

Capital Management

“Our capital management strategy continues unchanged,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer.  “Despite the very large catastrophe losses, there was no meaningful change in our balance sheet strength between the beginning and end of the quarter as we reduced our common share repurchases in line with our revised earnings expectations. As we announced in June, we expect repurchases in the second half of the year to approximate $400 million in excess of second half operating income.  Further, we successfully renewed our catastrophe reinsurance program on July 1 with essentially the same structure and coverage and only a modest increase in price.”

During the second quarter 2011, the company repurchased 3.9 million of its common shares under its existing Board of Directors’ share repurchase authorization at a total cost of $237 million and paid $174 million in common stock dividends. Shareholders’ equity at the end of the second quarter was $25.0 billion, a slight decrease from year-end 2010 resulting from common share repurchases in the first quarter. Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $2.2 billion, compared to $1.9 billion at year-end 2010. Statutory surplus ended the current quarter at $20.2 billion up slightly from the beginning of the year, the company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 22.5 percent, well within its target range, and holding company liquidity was $2.4 billion, over two times its target level.

Business Insurance Segment Financial Results

“In addition to the high catastrophe losses and lower net favorable prior year reserve development, Business Insurance second quarter results continued to reflect increases in losses that modestly outpaced earned rate increases, including approximately $40 million after-tax related to the re-estimation of first quarter losses,” commented Brian MacLean, President and Chief Operating Officer. “Net written premiums once again grew quarter over quarter and included increases in pricing, existing customers purchasing more insurance and positive audit premiums. Retention rates and new business levels remained strong although modestly lower than recent quarters.”

	Three Months Ended June 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(652)		$210		$(429)	$127
Underwriting gain (loss) includes:
Net favorable prior year reserve development	27		303		18	196
Catastrophes, net of reinsurance	(697)		(179)		(453)	(116)

Net investment income	541		537		433	435

Other	10		7		7	5

Operating income (loss)	$(101)		$754		$11	$567

GAAP combined ratio	122.9%		91.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.0	)pts	(11.3	)pts
Catastrophes, net of reinsurance	24.9	pts	6.7	pts

Operating income in the current quarter of $11 million after tax decreased $556 million from the prior year quarter due to a $556 million after-tax decrease in underwriting results primarily attributable to the significantly higher catastrophe losses.

The underwriting results in the current quarter reflected a GAAP combined ratio of 122.9 percent, as compared to 91.8 percent in the prior year quarter. This increase of 31.1 points in the combined ratio was primarily due to a $518 million pre-tax increase in catastrophe losses (increase of 18.2 points) and a $276 million pre-tax decrease in net favorable prior year reserve development (increase of 10.3 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability product line which was concentrated in excess coverages for accident years 2008 and prior, partially offset by an increase of $49 million after-tax ($76 million pre-tax) to environmental reserves.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 99.0 percent, as compared to 96.4 percent in the prior year quarter.  This increase of 2.6 points was primarily due to the re-estimation of certain first quarter losses as well as reduced underwriting margins that reflected increases in underlying losses that modestly outpaced earned rate increases.

Business Insurance net written premiums of $2.879 billion in the current quarter increased 3 percent from the prior year quarter. Net written premiums benefited from improved economic activity as evidenced by positive exposure change at renewal as well as positive audit premiums, compared to negative audit premiums in the prior year quarter. Retention rates remained strong, but modestly lower than recent quarters. The impact of renewal rate change was positive for the second consecutive quarter, compared to slightly negative or flat in each quarter of 2010. New business volumes remained solid, but decreased modestly from the prior year quarter.

Select Accounts

•             Net written premiums of $738 million increased 3 percent from the prior year quarter.

•             Retention rates remained strong and were generally consistent with recent quarters.

•             Renewal premium change remained positive and increased from recent quarters.

•             New business volumes decreased modestly from the prior year quarter due to lower volumes in larger accounts served by Select. New business volumes from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, remained strong and increased slightly from the prior year quarter.

Commercial Accounts

•             Net written premiums of $659 million increased 13 percent from the prior year quarter, partly due to the benefit of positive audit premiums in the current quarter, compared to negative audit premiums in the prior year quarter.

•             Retention rates remained strong, but decreased from recent quarters.

•             Renewal premium change was positive for the third consecutive quarter and increased from recent quarters.

•             New business volumes were strong and increased from the prior year quarter.

National Accounts

•                  Net written premiums of $188 million decreased 3 percent from the prior year quarter primarily due to lower prior year retrospective premium adjustments, partially offset by strong retention rates.

Industry-Focused Underwriting

•             Net written premiums of $579 million decreased 1 percent from the prior year quarter.

Target Risk Underwriting

•             Net written premiums of $468 million approximated the prior year quarter.

Specialized Distribution

•             Net written premiums of $246 million approximated the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance results were solid in the quarter and we are encouraged by the early results of the strategic investments we have been making within both Bond & Financial Products and International,” commented MacLean.  “In addition, we completed the acquisition of our joint venture interest in Brazil, which gives us an ownership position in the market leader of the Brazilian surety business.  We are pleased about the opportunity to leverage our leading U.S. surety franchise as well as our other franchises to expand beyond the surety business into the growing property and casualty market in Brazil.”

	Three Months Ended June 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain	$120		$140		$78	$79
Underwriting gain includes:
Net favorable prior year reserve development	96		72		64	49
Catastrophes, net of reinsurance	(14)		(3)		(10)	(2)

Net investment income	105		110		82	89

Other	6		7		4	4

Operating income	$231		$257		$164	$172

GAAP combined ratio	84.8%		83.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(11.7	)pts	(8.4	)pts
Catastrophes, net of reinsurance	1.7	pts	0.4	pts

Operating income in the current quarter of $164 million after tax decreased $8 million from the prior year quarter due to a $7 million after-tax decrease in net investment income as well as a $1 million after-tax decrease in the underwriting gain.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 84.8 percent, as compared to 83.3 percent in the prior year quarter. This increase of 1.5 points in the combined ratio included an $11 million pre-tax increase in catastrophe losses (increase of 1.3 points) as well as a $24 million pre-tax increase in net favorable prior year reserve development (improvement of 3.3 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in accident years 2008 and prior for the contract surety business, and accident years 2007 and prior for the public company directors’ & officers’ line of business within Bond & Financial Products as well as in recent accident years across multiple lines of business in International.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophes reflected a GAAP combined ratio of 94.8 percent, as compared to 91.3 percent in the prior year quarter. This increase of 3.5 points was primarily due to an increase in the expense ratio attributable to infrastructure investments within International and lower earned premium volume across the segment.

Financial, Professional & International Insurance net written premiums of $879 million decreased 1 percent from the prior year quarter. Adjusting for the impact of changes in foreign currency exchange rates, net written premiums decreased 3 percent.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $533 million decreased 5 percent from the prior year quarter partly due to lower business volumes in construction surety reflecting the continued slowdown in construction spending and disciplined underwriting. In addition, the prior year quarter benefited from a reduction in surety reinsurance costs associated with prior year reinsurance treaties.

•             Retention rates remained very strong and increased from recent quarters.

•             Renewal premium change was slightly positive compared to slightly negative in recent quarters.

•             New business volumes increased from the prior year quarter primarily driven by the Private & Non-Profit line of business.

International

•             Net written premiums of $346 million increased 5 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 1 percent due to the termination of an exclusive relationship with a distribution partner in Ireland during fourth quarter 2010.

•             Retention rates were slightly improved from the most recent quarter, but continued to be impacted by the termination of the distribution relationship in Ireland.

•            Renewal premium change was slightly positive as the impact of positive renewal rate change more than offset reduced insured exposures primarily resulting from intentional underwriting actions at the company’s operations at Lloyd’s.

•             New business volumes increased slightly from the prior year quarter primarily due to enhanced products and marketing initiatives in the United Kingdom, mostly offset by the termination of the distribution relationship in Ireland.

Personal Insurance Segment Financial Results

“In addition to the significant catastrophe losses, results in both our Homeowners and Automobile lines of business were impacted by higher non-catastrophe weather-related and fire-related losses, which we believe were normal quarterly variations rather than a change in loss trend,” commented MacLean.  “Production results were generally consistent with recent quarters with high retention rates, positive renewal premium change and growth in policies in force.”

	Three Months Ended June 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting loss	$(879)		$(130)		$(573)	$(87)
Underwriting loss includes:
Net favorable prior year reserve development	45		9		29	6
Catastrophes, net of reinsurance	(957)		(257)		(622)	(167)

Net investment income	112		115		91	93

Other	18		18		11	13

Operating income (loss)	$(749)		$3		$(471)	$19

GAAP combined ratio	145.5%		105.9%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	143.2%		104.0%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.4	)pts	(0.5	)pts
Catastrophes, net of reinsurance	50.7	pts	14.0	pts

After-tax operating results in the current quarter decreased $490 million from the prior year quarter due to a $486 million after-tax increase in the underwriting loss primarily attributable to the significantly higher catastrophe losses.

The underwriting loss in the current quarter reflected a GAAP combined ratio of 145.5 percent, as compared to 105.9 percent in the prior year quarter. This increase of 39.6 points in the combined ratio was primarily driven by a $700 million pre-tax increase in catastrophe losses (increase of 36.7 points), slightly offset by a $36 million pre-tax increase in net favorable prior year reserve development (improvement of 1.9 points).  The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the Homeowners and Other product line related to 2010 catastrophe losses and in the umbrella line of business for accident years 2006 to 2008.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 97.2 percent, as compared to 92.4 percent in the prior year quarter. This increase of 4.8 points was primarily due to increases in non-catastrophe weather-related losses, some of which were related to first quarter storms, and fire-related losses.

Personal Insurance net written premiums of $2.059 billion increased 3 percent from the prior year quarter, including the company’s direct to consumer initiative, reflecting continued positive renewal premium change and strong retention rates.

Agency Automobile and Agency Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $948 million increased slightly from the prior year quarter.

•             Policies in force continued to increase, up 1 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased modestly from the prior year quarter.

Agency Homeowners and Other

•             Net written premiums of $1.078 billion increased 4 percent from the prior year quarter.

•             Policies in force continued to increase, up 2 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased modestly from the prior year quarter.

Year-to-Date 2011 Consolidated Results

	Six Months Ended June 30,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(1,164)		$375		$(675)	$199
Underwriting gain (loss) includes:
Net favorable prior year reserve development	405		678		266	443
Catastrophes, net of reinsurance	(1,854)		(910)		(1,207)	(597)
Resolution of prior year tax matters					100	—

Net investment income	1,537		1,515		1,228	1,227

Other, including interest expense	(170)		(146)		(104)	(105)
Other also includes:
Resolution of prior year tax matters					4	—

Operating income	203		1,744		449	1,321
Net realized investment gains (losses)	39		(6)		26	(4)
Income before income taxes	$242		$1,738
Net income					$475	$1,317

GAAP combined ratio	110.1%		95.8%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	109.1%		95.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.7	)pts	(6.4	)pts
Catastrophes, net of reinsurance	17.1	pts	8.6	pts

Operating income in the current year of $449 million after tax decreased $872 million from the prior year due to an $874 million after-tax decrease in underwriting results primarily attributable to the significantly higher catastrophe losses.

The underwriting results in the current year reflected a GAAP combined ratio of 110.1 percent, as compared to 95.8 percent in the prior year. This increase of 14.3 points in the combined ratio was primarily due to a $944 million pre-tax increase in catastrophe losses (increase of 8.5 points) and a $273 million pre-tax decrease in net favorable prior year reserve development (increase of 2.7 points).

The current year underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 96.7 percent, as compared to 93.6 percent in the prior year. This increase of 3.1 points was primarily due to the impact of reduced underwriting margins that reflected increases in underlying losses that modestly outpaced earned rate increases in Business Insurance as well as higher non-catastrophe weather-related and fire-related losses in Personal Insurance.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 21, 2011. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the U.S., Canada, U.K. and Ireland. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis as a corporate member of Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans and statements about the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s loss reserves, or if changes in the estimated level of loss reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  the company’s businesses are heavily regulated and changes in regulation may reduce the company’s profitability and limit its growth;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company’s net deferred tax assets could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  the company may be adversely affected if its pricing and capital models are inaccurate;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, catastrophe losses, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of

Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP
MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME (LOSS) AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME (LOSS)

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings (loss) per share is operating income (loss) on a per common share basis.

Reconciliation of Operating Income (Loss) less Preferred Dividends and Net Income (Loss) less Preferred Dividends to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2011	2010	2011	2010

Operating income (loss), less preferred dividends	$(377)	$690	$448	$1,320
Preferred dividends	—	—	1	1
Operating income (loss)	(377)	690	449	1,321
Net realized investment gains (losses)	13	(20)	26	(4)
Net income (loss)	$(364)	$670	$475	$1,317

Net income (loss), less preferred dividends	$(364)	$670	$474	$1,316
Preferred dividends	—	—	1	1
Net income (loss)	$(364)	$670	$475	$1,317

	Twelve Months Ended December 31,
($ in millions; after-tax)	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	3	3	4	4	5	6
Operating income	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	173	22	(271)	101	8	35
Income from continuing operations	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	(439)
Net income	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings (Loss) per Share to Net Income (Loss) per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Basic earnings per share
Operating income (loss)	$(0.91)	$1.41	$1.05	$2.64
Net realized investment gains (losses)	0.03	(0.04)	0.06	(0.01)
Net income (loss)	$(0.88)	$1.37	$1.11	$2.63

Diluted earnings per share
Operating income (loss)	$(0.91)	$1.39	$1.04	$2.61
Net realized investment gains (losses)	0.03	(0.04)	0.06	(0.01)
Net income (loss)	$(0.88)	$1.35	$1.10	$2.60

Reconciliation of Operating Income (Loss) by Segment to Total Operating Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2011	2010	2011	2010

Business Insurance	$11	$567	$615	$1,134
Financial, Professional & International Insurance	164	172	284	258
Personal Insurance	(471)	19	(301)	78
Total segment operating income (loss)	(296)	758	598	1,470
Interest Expense and Other	(81)	(68)	$(149)	$(149)
Total operating income (loss)	$(377)	$690	$449	$1,321

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of June 30,
($ in millions)	2011	2010

Adjusted shareholders’ equity	$22,743	$23,837
Net unrealized investment gains, net of tax	2,239	2,381
Net realized investment gains (losses), net of tax	26	(4)
Preferred stock	—	72
Shareholders’ equity	$25,008	$26,286

	As of December 31,
($ in millions)	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,376	$25,453	$25,645	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,858	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	173	22	(271)	101	8	35	(28)
Preferred stock	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2011	2010	2011	2010

Annualized operating income (loss), less preferred dividends	$(1,511)	$2,757	$896	$2,640
Adjusted average shareholders’ equity	23,059	24,254	23,254	24,656
Operating return on equity	(6.6)%	11.4%	3.9%	10.7%

Annualized net income (loss), less preferred dividends	$(1,460)	$2,677	$947	$2,632
Average shareholders’ equity	25,093	26,404	25,193	26,685
Return on equity	(5.8)%	10.1%	3.8%	9.9%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income (loss) less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through June 30, 2011

		Six Months Ended
		June 30,		Twelve Months Ended December 31,
($ in millions)		2011	2010	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends		$448	$1,320	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized		896	2,640
Adjusted average shareholders’ equity		23,254	24,656	24,287	25,774	25,668	25,350	23,381	21,118
Operating return on equity		3.9%	10.7%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through June 30, 2011	13.4%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME (LOSS)

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions; after-tax except as noted)	2011	2010	2011	2010

Pre-tax underwriting gain excluding the impact of catastrophes, and net favorable prior year loss reserve development	$89	$275	$285	$607
Pre-tax impact of catastrophes	(1,668)	(439)	(1,854)	(910)
Pre-tax impact of net favorable prior year loss reserve development	168	384	405	678
Pre-tax underwriting gain (loss)	(1,411)	220	(1,164)	375
Income tax expense (benefit) on underwriting results	(487)	101	(489)	176
Underwriting gain (loss)	(924)	119	(675)	199
Net investment income	606	617	1,228	1,227
Other, including interest expense	(59)	(46)	(104)	(105)
Operating income (loss)	(377)	690	449	1,321
Net realized investment gains (losses)	13	(20)	26	(4)
Net income (loss)	$(364)	$670	$475	$1,317

Reconciliation of Net Income (Loss) per Diluted Share Excluding the Impact of Catastrophes to Net Income (Loss) per Diluted Share

Three Months
Ended
June 30, 2011

Net income per diluted share, excluding the impact of catastrophes	$1.68
Impact of catastrophes	(2.56)

Net loss per diluted share	$(0.88)

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2011	2010	2011	2010

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,141	$3,419	$8,523	$6,807
Less:
Policyholder dividends	8	7	18	15
Allocated fee income	34	31	67	67
Loss ratio numerator	$5,099	$3,381	$8,438	$6,725

Underwriting expense ratio
Amortization of deferred acquisition costs	$970	$950	$1,918	$1,879
General and administrative expenses	907	832	1,790	1,679
Less:
G&A included in Interest Expense and Other	30	5	45	15
Allocated fee income	40	45	81	88
Billing and policy fees	25	25	51	52
Expense ratio numerator	$1,782	$1,707	$3,531	$3,403

Earned premium	$5,503	$5,340	$10,874	$10,570

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	92.6%	63.3%	77.6%	63.6%
Underwriting expense ratio	32.4%	31.9%	32.5%	32.2%
Combined ratio	125.0%	95.2%	110.1%	95.8%

(1)          For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Personal Insurance
Combined ratio excluding incremental impact of direct to consumer initiative	143.2%	104.0%	117.5%	102.5%
Incremental impact of direct to consumer initiative	2.3%	1.9%	2.6%	1.8%
Combined ratio	145.5%	105.9%	120.1%	104.3%

Consolidated
Combined ratio excluding incremental impact of direct to consumer initiative	124.1%	94.6%	109.1%	95.2%
Incremental impact of direct to consumer initiative	0.9%	0.6%	1.0%	0.6%
Combined ratio	125.0%	95.2%	110.1%	95.8%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2011	2010	Change	2011	2010	Change

Net written premium - holding foreign exchange rates constant	$862	$889	(3)%	$1,480	$1,570	(6)%
Impact of changes in foreign exchange rates	17			23
Net written premium	$879	$889	(1)%	$1,503	$1,570	(4)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	June 30,	December 31,	June 30,
($ in millions; except per share amounts)	2011	2010	2010

Tangible common shareholders’ equity	$18,989	$19,737	$19,983
Goodwill	3,365	3,365	3,365
Other intangible assets	465	502	543
Less: Impact of deferred tax on other intangible assets	(50)	(55)	(58)
Adjusted common shareholders’ equity	22,769	23,549	23,833
Net unrealized investment gains, net of tax	2,239	1,858	2,381
Common shareholders’ equity	25,008	25,407	26,214
Preferred stock	—	68	72
Shareholders’ equity	$25,008	$25,475	$26,286

Common shares outstanding	419.5	434.6	470.8

Tangible book value per share	$45.27	$45.42	$42.44
Adjusted book value per share	54.28	54.19	50.62
Book value per share	59.62	58.47	55.67

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	June 30,	December 31,	June 30,
($ in millions)	2011	2010	2010

Debt	$6,604	$6,611	$6,276
Shareholders’ equity	25,008	25,475	26,286
Total capitalization	31,612	32,086	32,562
Net unrealized investment gains, net of tax	2,239	1,858	2,381
Total capitalization excluding net unrealized gain on investments	$29,373	$30,228	$30,181

Debt-to-capital ratio	20.9%	20.6%	19.3%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.5%	21.9%	20.8%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total cash, short-term invested assets and other readily marketable securities held by the holding company. Holding company liquidity requirements primarily include shareholder dividends and debt service.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902